Exhibit 99.1

Contact
Courtney Self
Targeted Genetics
206.521.7392

TARGETED GENETICS ANNOUNCES CONCLUSION OF
JOINT VENTURE RELATIONSHIP WITH ELAN

Seattle, WA – April 6, 2004 – Targeted Genetics Corporation (NASDAQ: TGEN) today announced an agreement with Elan Corporation, plc (NYSE: ELN) that formally concludes the collaboration between the companies through the joint venture, Emerald Gene Systems, Ltd. (Emerald). Operating activities within the joint venture were completed in August 2002. This agreement represents the formal termination of the joint venture and various related matters. In connection with execution of the Termination Agreement, Elan has converted all the shares of Targeted Genetics Series B preferred stock into 4.33 million shares of Targeted Genetics common stock.

“The establishment of Emerald provided Targeted Genetics with the ability to advance understanding of one of our non-viral gene delivery technologies and its potential in the treatment of cancer. Research studies conducted as a part of the joint venture resulted in improvements to this gene delivery technology, ultimately yielding preclinical data suggesting reduction in tumor size and increase in survival time in animal models,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “Advances made as a result of this joint venture provide strong proof-of-concept for our technology in an oncology setting.”

Ms. Parker concluded, “By entering into the Termination Agreement now, we were able to retain intellectual property, reduce the number of shares being issued upon conversion of the preferred stock, and stop the accrual of further dividends. Additionally, we are permitting Elan to transfer its position in our common stock over time in an orderly fashion.”

Elan is initially permitted to trade the shares of our common stock under the volume limitations of Rule 144(e)(1), subject to certain exceptions. The trading volume limitations on Elan are reduced over time as set forth in the agreement. Elan also waived its right to nominate a director for election to Targeted Genetics’ board of directors. Following conversion of series B preferred stock, Elan will hold approximately 12.1 million shares of

Targeted Genetics’ common stock and Targeted Genetics has 81,597,933 million shares of common stock outstanding

About Emerald Gene Systems

Emerald Gene Systems, a research and development joint venture between Targeted Genetics and Elan, was formed in July 1999. Emerald was focused on the development of additional applications of Targeted Genetics’ non-viral gene delivery capabilities and specifically on pursuing Targeted Genetics’ lipid-based gene delivery program targeting metastatic cancer treatment indications. The initial three-year development period for Emerald concluded in August 2002 and no further development activities have been pursued. In connection with the Termination Agreement, the intellectual property of Emerald will belong to Targeted Genetics and any improvements to the technology originally licensed to Emerald by Elan and Targeted Genetics is transferred back to the original licensor.

Targeted Genetics Corporation develops gene-based products for preventing and treating acquired and inherited diseases. The Company has three clinical product development programs, targeting cystic fibrosis, AIDS prophylaxis and rheumatoid arthritis. The Company also has a promising pipeline of product candidates focused on hemophilia and cancer and a broad platform of gene delivery technologies, as well as a promising body of technology for cellular therapy under development by its subsidiary company, CellExSys. For more information about the Company visit its website at www.targetedgenetics.com.

This release contains forward-looking statements regarding our research programs, collaborative relationships and product development programs. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our stock price and our actual results include, but are not limited to, the timing, nature and results of our research and our clinical trials, our ability to obtain, maintain and protect our intellectual property, our common stock’s concentration of ownership and our ability to raise capital when needed, as well as other risk factors described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our Annual Report on Form 10-K for the year ended December 31, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.

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